EXHIBIT 99.1

20 North Broadway Oklahoma City, Oklahoma 73102-8260	Telephone: (405) 235-3611 Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY EARNS $563 MILLION IN FIRST QUARTER OF 2005;
EARNINGS PER SHARE INCREASE 14 PERCENT
OKLAHOMA CITY — August 3, 2005 — Devon Energy Corporation (NYSE:DVN) today reported net earnings for the quarter ended June 30, 2005, of $653 million, or a record $1.40 per common share ($1.38 per diluted common share). This compares to Devon’s second quarter 2004 net earnings of $502 million, or $1.04 per common share ($1.01 per diluted common share). Per-share amounts reflect a two-for-one stock split completed in November 2004.
     For the six months ended June 30, 2005, Devon reported net earnings of $1.2 billion or $2.57 per common share ($2.53 per diluted common share). Net earnings for the six months ended June 30, 2004, were $996 million, or $2.06 per share ($2.01 per diluted common share).
     “Devon’s impressive second quarter results were driven by production growth from our core, North American property base and strong oil and gas prices,” commented J. Larry Nichols, chairman and chief executive officer. “In a separate release today, we also announced plans to launch a second share repurchase program. This reflects our focus on building value per share and the abundant free cash flow Devon is generating in today’s environment.”
200th Horizontal Barnett Shale Well Leads Exploration and Production Highlights
          Devon drilled 493 gross wells in the second quarter of 2005 with a 98 percent success rate. Also in the second quarter:
•	The company initiated production from its 200th horizontal natural gas well in the Barnett Shale field in north Texas in June. Production from horizontal wells has grown to 27 percent of Devon’s Barnett Shale production. Devon’s net Barnett Shale production averaged approximately 560 million cubic feet equivalent per day in the second quarter.

•	Also in the Barnett Shale, the company obtained regulatory approval for 20-acre well spacing covering most of its acreage. Devon drilled its first 20-acre Barnett Shale wells in June.

•	Devon acquired 165,000 net acres in the Iron River area of eastern Alberta from ExxonMobil Canada Energy. The company plans to drill 800 wells at Iron River in the next four years, increasing production to approximately 30,000 barrels of oil per day by 2010.

•	The company continued to ramp up production from the deepwater Magnolia field in the Gulf of Mexico. In June, the fourth well was completed bringing field production to 36,000 barrels of oil and 105 million cubic feet of natural gas per day. Devon’s net production from

Magnolia is approximately 12,000 barrels of oil equivalent (Boe) per day, up from 7,000 Boe per day in the first quarter of 2005.

•	Also in the deepwater Gulf of Mexico, the company conducted a successful four-well recompletion program at Nansen. In aggregate, the four wells increased Devon’s net production from Nansen by 13,000 Boe per day.

•	In June, Devon finalized plans to develop its block BM-C-8 discovery in the Campos Basin offshore Brazil. Construction of facilities sized to handle up to 50,000 barrels per day is expected to begin in early 2006 with first production projected for the second half of 2007.
Oil, Gas and NGL Sales Increase to Record $2.1 Billion; Core Property Production Climbs
          Quarterly sales of oil, gas and natural gas liquids increased to a record high $2.1 billion in the second quarter of 2005. This was 13 percent higher than second quarter 2004 sales of $1.8 billion. Increased production from Devon’s core, retained properties coupled with record high realized oil, gas and natural gas liquids prices led to the sales increase. The increase in sales was achieved despite lower oil and gas production in the second quarter of 2005, caused by divestitures of non-core oil and gas properties in the first half of 2005.
          Combined daily oil, gas and natural gas liquids production was 641 thousand Boe in the second quarter of 2005. This was six percent lower than second quarter 2004 production of 685 thousand Boe per day. Excluding production from oil and gas properties divested in 2005, second quarter production was 610 thousand Boe per day. This was three percent greater than second quarter 2004 production, excluding the divestiture properties, of 590 thousand Boe per day.
          The company’s second quarter 2005 average realized natural gas price increased 15 percent to $6.09 per thousand cubic feet, compared with $5.29 per thousand cubic feet in the second quarter of 2004. Devon’s second quarter 2005 average realized oil price increased 33 percent to $37.28 per barrel compared with $28.04 per barrel in the same quarter in 2004. The company’s second quarter 2005 average realized price for natural gas liquids increased 24 percent to $25.99 per barrel from $20.89 per barrel in the second quarter of 2004.
          Marketing and midstream revenues increased three percent to $389 million in the second quarter of 2005, while related expenses decreased one percent to $296 million. This resulted in a 19 percent increase in the marketing and midstream operating margin to $93 million for the second quarter of 2005.
Expense Increases Include Interest Associated with Debt Redemption
          Lease operating expenses increased 10 percent to $338 million in the second quarter of 2005 compared with the second quarter of 2004. Lease operating expenses per unit of production increased 18 percent to $5.80 per Boe. Increases in transportation costs, ad valorem taxes, well workover expenses, power, fuel and repairs and maintenance costs, in addition to the compounding effect of the weaker U. S. dollar, contributed to higher unit costs. Production taxes increased six percent to $75 million in the second quarter of 2005 due to higher overall oil and gas prices.
          Depreciation, depletion and amortization of oil and gas properties decreased four percent to $494 million in the second quarter of 2005 compared with 2004. The decrease was due to lower overall production resulting from the property divestitures.

          General and administrative expenses increased 11 percent, to $78 million in the second quarter of 2005. Increases in personnel expenses and charitable contributions were primary causes of the increase.
          Interest expense increased nine percent to $146 million in the second quarter of 2005. This amount included $30 million attributable to the early redemption of the company’s zero coupon convertible debentures, as described below.
          Second quarter 2005 income tax expense was $357 million, or 35 percent of pre-tax earnings. Gains for income tax purposes on sales of assets in the second quarter resulted in a shift of $59 million of income taxes to current from deferred.
Devon Retires $427 Million of Debt, Completes Stock Repurchase Program
          In May, Devon announced that it would call for redemption its $427 million principal amount zero coupon convertible debentures due June 2020. The redemption date was June 27, 2005. All but one percent of the outstanding debentures were presented for conversion prior to the redemption date. Devon settled the redemptions from cash on hand for $452 million.
          Following redemption of the zero coupon convertible debentures, Devon’s net debt to adjusted capitalization was 23 percent at June 30, 2005. Net debt to adjusted capitalization was 34 percent at June 30, 2004. Reconciliations of net debt and adjusted capitalization, which are non-GAAP measures, are provided in this release.
          Also during the second quarter, the company repurchased 21.5 million shares of its common stock for approximately $1 billion. As of today, Devon has completed its targeted 50 million share repurchase program announced in September 2004. Devon announced a second share repurchase program in a separate news release today.
Divestiture Proceeds Add to Cash on Hand
          Devon closed sales of non-core oil and gas properties during the second quarter of 2005 for aggregate proceeds of $1.7 billion. The divestiture program, first announced in September 2004, is now substantially complete.
          Cash flow before balance sheet changes increased nine percent to $1.3 billion in the second quarter of 2005. A reconciliation of cash flow before balance sheet changes, which is a non-GAAP measure, is also provided in this release.
          Cash and short term investments on hand were $2.8 billion as of June 30, 2005. Approximately $1.6 billion of this amount is intended for additional debt repayments through 2006. This includes early retirement in 2005 of $400 million of 6.75 percent senior notes due in 2011 that the company announced in a separate news release today.
Items Excluded from Published Estimates
          Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates for the company’s financial results. These items and their effects upon second quarter 2005 reported earnings were as follows:

•	A change in fair value of derivative financial instruments not associated with hedges increased earnings by $18 million pre-tax ($11 million after tax).

•	Effects of changes in foreign currency exchange rates decreased earnings $11 million pre-tax ($8 million after tax).

•	A loss on oil hedges associated with divestiture properties that no longer qualify for hedge accounting decreased earnings by $16 million pre-tax ($11 million after tax).

•	A reduction in the previously estimated current income tax expense resulting from the repatriation of foreign earnings increased earnings by $5 million.

•	Additional interest expense attributable to redemption of zero coupon convertible debentures decreased earnings by $30 million pre-tax ($19 million after tax).
     The following table summarizes the effects of these items on earnings and income taxes. Included in the table are the tax effects of oil and gas property divestitures that had no effect on net earnings.
Summary of Items Typically Excluded by Securities Analysts
(in millions)

	Pretax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
	Effect	Current	Deferred	Total	Effect	Changes Effect

Change in fair value of derivative financial instruments	$18	—	7	7	11	—
Foreign exchange effect	(11)	—	(3)	(3)	(8)	—
Loss on hedges for divestiture properties	(16)	(5)	—	(5)	(11)	(11)
Repatriation of Canadian cash	—	(5)	—	(5)	5	5
Additional interest costs on debt retirement	(30)	(11)	—	(11)	(19)	(14)
Effects of oil and gas property divestitures	—	59	(59)	—	—	(59)

Totals	$(39)	38	(55)	(17)	(22)	(79)

     In aggregate, these items decreased 2005 net earnings by $22 million, or five cents per common share (three cents per diluted share). The diluted calculation is based upon 480 million shares, which includes nine million shares that are anti-dilutive for GAAP purposes. These items and their associated tax effects decreased cash flow before balance sheet changes by $79 million.
Conference Call to be Webcast Today
     Devon will discuss its second quarter 2005 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION DATA	Quarter Ended		Six Months Ended
(net of royalties)	June 30,		June 30,
	2005	2004	2005	2004

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	113.9	120.2	229.6	239.0
U.S. Offshore	25.7	30.1	54.8	63.1

Total U.S.	139.6	150.3	284.4	302.1
Canada	66.9	71.0	133.0	138.3
International	2.4	2.1	5.2	5.1

Total Natural Gas	208.9	223.4	422.6	445.5

Oil (MMBbls)
U.S. Onshore	3.0	3.5	6.3	7.2
U.S. Offshore	3.9	4.6	8.4	9.6

Total U.S.	6.9	8.1	14.7	16.8
Canada	3.4	3.4	6.7	6.8
International	7.1	7.7	13.9	16.5

Total Oil	17.4	19.2	35.3	40.1

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.4	4.4	8.8	8.9
U.S. Offshore	0.2	0.2	0.5	0.5

Total U.S.	4.6	4.6	9.3	9.4
Canada	1.3	1.1	2.6	2.3
International	0.1	0.1	0.1	0.2

Total Natural Gas Liquids	6.0	5.8	12.0	11.9

Oil Equivalent (MMBoe)
U.S. Onshore	26.4	28.0	53.4	55.9
U.S. Offshore	8.4	9.9	18.0	20.7

Total U.S.	34.8	37.9	71.4	76.6
Canada	15.9	16.3	31.4	32.2
International	7.6	8.1	14.9	17.4

Total Oil Equivalent	58.3	62.3	117.7	126.2

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,251.0	1,320.3	1,268.4	1,312.9
U.S. Offshore	282.6	331.0	303.0	347.2

Total U.S.	1,533.6	1,651.3	1,571.4	1,660.1
Canada	734.6	779.9	735.0	759.7
International	26.9	23.5	28.5	28.3

Total Natural Gas	2,295.1	2,454.7	2,334.9	2,448.1

Oil (MBbls)
U.S. Onshore	33.1	38.8	35.0	39.6
U.S. Offshore	42.8	50.7	46.1	52.8

Total U.S.	75.9	89.5	81.1	92.4
Canada	38.0	37.4	37.1	37.6
International	77.8	84.3	76.7	90.4

Total Oil	191.7	211.2	194.9	220.4

Natural Gas Liquids (MBbls)
U.S. Onshore	48.5	48.9	48.8	48.6
U.S. Offshore	2.6	2.5	2.6	3.0

Total U.S.	51.1	51.4	51.4	51.6
Canada	14.4	12.0	14.1	12.7
International	0.9	0.8	0.9	0.8
Total Natural Gas Liquids	66.4	64.2	66.4	65.1

Oil Equivalent (MBoe)
U.S. Onshore	290.1	307.7	295.2	307.0
U.S. Offshore	92.5	108.4	99.2	113.7

Total U.S.	382.6	416.1	394.4	420.7
Canada	174.8	179.4	173.7	177.0
International	83.2	89.0	82.3	96.0

Total Oil Equivalent	640.6	684.5	650.4	693.7

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION DATA - RETAINED PROPERTIES				YOY	Sequential
All periods exclude properties divested in 2005	Q2 2005	Q2 2004	Q1 2005	% Change	% Change

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	113.2	112.4	109.0	1%	4%
U.S. Offshore	23.5	15.7	19.7	51%	20%

Total U.S.	136.7	128.1	128.7	7%	6%
Canada	61.3	61.2	57.6	—	6%
International	2.4	2.1	2.7	14%	-10%

Total Natural Gas	200.4	191.4	189.0	5%	6%

Oil (MMBbls)
U.S. Onshore	2.9	3.0	2.9	—	4%
U.S. Offshore	3.0	3.0	2.9	—	3%

Total U.S.	5.9	6.0	5.8	—	3%
Canada	3.2	2.7	2.7	14%	14%
International	7.1	7.7	6.8	-8%	4%

Total Oil	16.2	16.4	15.3	-1%	6%

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.4	4.1	4.1	6%	6%
U.S. Offshore	0.2	0.1	0.1	52%	56%

Total U.S.	4.6	4.2	4.2	8%	8%
Canada	1.2	1.0	1.2	22%	4%
International	0.1	0.1	0.1	14%	5%

Total Natural Gas Liquids	5.9	5.3	5.5	10%	7%

Oil Equivalent (MMBoe)
U.S. Onshore	26.2	25.8	25.2	1%	4%
U.S. Offshore	7.1	5.7	6.3	24%	13%

Total U.S.	33.3	31.5	31.5	6%	6%
Canada	14.6	14.1	13.6	4%	8%
International	7.6	8.1	7.3	-6%	3%

Total Oil Equivalent	55.5	53.7	52.4	3%	6%

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,243.4	1,235.2	1,210.9	1%	3%
U.S. Offshore	258.8	171.8	218.8	51%	18%

Total U.S.	1,502.2	1,407.0	1,429.7	7%	5%
Canada	672.9	672.6	640.5	—	5%
International	26.9	23.6	30.2	14%	-11%

Total Natural Gas	2,202.0	2,103.2	2,100.4	5%	5%

Oil (MBbls)
U.S. Onshore	32.8	32.9	31.9	—	3%
U.S. Offshore	32.6	32.6	32.0	—	2%

Total U.S.	65.4	65.5	63.9	—	2%
Canada	35.0	30.6	31.0	14%	13%
International	77.8	84.3	75.6	-8%	3%

Total Oil	178.2	180.4	170.5	-1%	5%

Natural Gas Liquids (MBbls)
U.S. Onshore	48.1	45.3	45.9	6%	5%
U.S. Offshore	2.1	1.4	1.4	52%	54%

Total U.S.	50.2	46.7	47.3	8%	6%
Canada	13.8	11.3	13.3	22%	3%
International	0.9	0.8	0.8	14%	4%

Total Natural Gas Liquids	64.9	58.8	61.4	10%	6%

Oil Equivalent (MBoe)
U.S. Onshore	288.2	284.0	279.6	1%	3%
U.S. Offshore	77.8	62.7	69.8	24%	11%

Total U.S.	366.0	346.7	349.4	6%	5%
Canada	160.9	154.0	151.1	4%	6%
International	83.2	89.0	81.5	-6%	2%

Total Oil Equivalent	610.1	589.7	582.0	3%	5%

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

REALIZED PRICE DATA	Quarter Ended		Six Months Ended
(average realized prices)	June 30,		June 30,
	2005	2004	2005	2004

Realized Prices

Natural Gas ($/Mcf)
U.S. Onshore	$5.96	$5.18	$5.56	$5.04
U.S. Offshore	$7.10	$6.22	$6.81	$6.12
Total U.S.	$6.17	$5.39	$5.80	$5.27
Canada	$5.98	$5.16	$5.83	$5.04
International	$4.08	$2.43	$3.95	$2.84

Total Natural Gas	$6.09	$5.29	$5.79	$5.17

Oil ($/Bbl)
U.S. Onshore	$48.40	$30.58	$45.82	$29.94
U.S. Offshore	$33.81	$29.96	$33.29	$30.19
Total U.S.	$40.18	$30.23	$38.70	$30.08
Canada	$24.05	$21.49	$23.98	$22.27
International	$40.91	$28.63	$38.59	$28.03

Total Oil	$37.28	$28.04	$35.86	$27.91

Natural Gas Liquids ($/Bbl)
U.S. Onshore	$23.42	$18.99	$22.69	$18.54
U.S. Offshore	$29.48	$25.93	$27.83	$23.59
Total U.S.	$23.73	$19.33	$22.95	$18.83
Canada	$34.28	$27.54	$33.16	$26.33
International	$21.16	$21.19	$24.56	$21.12

Total Natural Gas Liquids	$25.99	$20.89	$25.15	$20.32

Oil Equivalent ($/Boe)
U.S. Onshore	$35.15	$29.11	$33.08	$28.35
U.S. Offshore	$38.16	$33.62	$37.01	$33.34
Total U.S.	$35.88	$30.29	$34.07	$29.70
Canada	$33.20	$28.74	$32.50	$28.27
International	$39.82	$27.95	$37.58	$27.44

Total Oil Equivalent	$35.66	$29.58	$34.09	$29.02

BENCHMARK PRICES	Quarter Ended		Six Months Ended
(average prices)	June 30,		June 30,
	2005	2004	2005	2004

Benchmark Prices

Natural Gas ($/Mcf) — Henry Hub	$6.74	$6.00	$6.51	$5.84
Oil ($/Bbl) — West Texas Intermediate (Cushing)	$53.23	$38.26	$51.57	$36.70

PRICE DIFFERENTIALS, EXCLUDING EFFECTS OF HEDGES	Quarter Ended		Six Months Ended
(average floating price differentials from benchmark prices)	June 30,		June 30,
	2005	2004	2005	2004

Price Differentials

Natural Gas ($/Mcf)
U.S. Onshore	$(0.76)	$(0.79)	$(0.94)	$(0.80)
U.S. Offshore	$0.39	$0.22	$0.31	$0.28
Total U.S.	$(0.55)	$(0.59)	$(0.69)	$(0.57)
Canada	$(0.58)	$(0.69)	$(0.51)	$(0.64)
International	$(1.27)	$(3.57)	$(1.40)	$(3.00)

Total Natural Gas	$(0.56)	$(0.65)	$(0.64)	$(0.62)

Oil ($/Bbl)
U.S. Onshore	$(4.83)	$(1.94)	$(4.83)	$(2.04)
U.S. Offshore	$(4.41)	$(2.15)	$(4.74)	$(1.51)
Total U.S.	$(4.59)	$(2.06)	$(4.78)	$(1.74)
Canada	$(15.77)	$(8.76)	$(14.43)	$(7.71)
International	$(5.63)	$(4.74)	$(6.74)	$(5.18)

Total Oil	$(7.23)	$(4.32)	$(7.38)	$(4.17)

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS	Quarter Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2005	2004	2005	2004

Revenues

Oil sales	$650	$539	$1,265	$1,120
Gas sales	1,272	1,181	2,447	2,302
Natural gas liquids sales	157	122	302	241
Marketing & midstream revenues	389	377	805	794

Total revenues	2,468	2,219	4,819	4,457

Expenses and Other Income, net

Lease operating expenses	338	306	686	616
Production taxes	75	71	153	133
Marketing & midstream operating costs and expenses	296	299	627	630
Depreciation, depletion and amortization of oil and gas properties	494	517	1,035	1,055
Depreciation and amortization of non-oil and gas properties	41	35	79	69
Accretion of asset retirement obligation	11	10	23	22
General & administrative expenses	78	70	136	147
Interest expense	146	134	264	252
Effects of changes in foreign currency exchange rates	11	9	11	15
Change in fair value of derivative financial instruments	(18)	11	34	7
Other income, net	(14)	(15)	(152)	(37)

Total expenses and other income, net	1,458	1,447	2,896	2,909

Earnings before income tax expense	1,010	772	1,923	1,548

Income Tax Expense

Current	277	198	629	401
Deferred	80	72	78	151

Total income tax expense	357	270	707	552

Net earnings	653	502	1,216	996
Preferred stock dividends	3	3	5	5

Net earnings applicable to common stockholders	$650	$499	$1,211	$991

Net earnings per weighted average common shares outstanding
Basic	$1.40	$1.04	$2.57	$2.06
Diluted	$1.38	$1.01	$2.53	$2.01
Basic weighted average shares outstanding	464	482	472	480
Diluted weighted average shares outstanding	471	498	479	495

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS
(in millions)	June 30,	December 31,
	2005	2004

Assets		(Audited)

Current assets

Cash and cash equivalents	$2,227	$1,152
Short-term investments	549	967
Accounts receivable	1,308	1,320
Fair value of derivative financial instruments	—	1
Deferred income taxes	248	289
Other current assets	149	143

Total current assets	4,481	3,872

Property and equipment, at cost	31,819	32,114
Less accumulated depreciation, depletion and amortization	13,793	12,768

Net property and equipment	18,026	19,346

Investment in Chevron Corporation common stock, at fair value	793	745
Fair value of derivative financial instruments	—	8
Goodwill	5,592	5,637
Other assets	378	417

Total Assets	$29,270	$30,025

Liabilities and Stockholders’ Equity

Current liabilities

Accounts payable:
Trade	$900	$715
Revenues and royalties due to others	470	487
Income taxes payable	148	223
Current portion of long-term debt	906	933
Accrued interest payable	144	139
Fair value of derivative financial instruments	376	399
Current portion of asset retirement obligation	49	46
Accrued expenses and other current liabilities	192	158

Total current liabilities	3,185	3,100

Debentures exchangeable into shares of Chevron Corporation common stock	700	692
Other long-term debt	5,917	6,339
Fair value of derivative financial instruments	101	72
Asset retirement obligation, long-term	667	693
Other liabilities	377	366
Deferred income taxes	5,024	5,089

Stockholders’ equity

Preferred stock	1	1
Common stock	45	48
Additional paid-in capital	7,609	9,087
Retained earnings	4,834	3,693
Accumulated other comprehensive income	882	930
Deferred compensation and other	(72)	(85)

Stockholders’ Equity	13,299	13,674

Total Liabilities & Stockholders’ Equity	$29,270	$30,025

Common Shares Outstanding	453	484

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)	Six Months Ended June 30,
	2005	2004

Cash Flows From Operating Activities

Net earnings	$1,216	$996
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	1,114	1,124
Accretion of asset retirement obligation	23	22
Amortization of premiums on long-term debt, net	(2)	(3)
Effects of changes in foreign currency exchange rates	11	15
Change in fair value of derivative financial instruments	34	7
Deferred income tax expense	78	151
Net gain on sales of non-oil and gas properties	(150)	(4)
Other	29	35

	2,353	2,343
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	9	(161)
Other current assets	(6)	(27)
Long-term other assets	35	—
Increase (decrease) in:
Accounts payable	112	134
Income taxes payable	(75)	157
Accrued interest and expenses	46	(81)
Long-term debt, including current maturities	(67)	8
Long-term other liabilities	(22)	(13)

Net cash provided by operating activities	$2,385	$2,360

Cash Flows From Investing Activities

Proceeds from sales of property and equipment	$2,161	$20
Capital expenditures	(1,976)	(1,655)
Purchases of short-term investments	(2,765)	(1,627)
Sales of short-term investments	3,183	1,603

Net cash provided by (used in) investing activities	$603	$(1,659)

Cash Flows From Financing Activities

Principal payments on long-term debt	$(354)	$(971)
Issuance of common stock, net of issuance costs	81	188
Repurchase of common stock	(1,562)	—
Dividends paid on common stock	(70)	(48)
Dividends paid on preferred stock	(5)	(5)

Net cash used in financing activities	$(1,910)	$(836)

Effect of exchange rate changes on cash	$(3)	$(15)
Net increase (decrease) in cash and cash equivalents	1,075	(150)
Cash and cash equivalents at beginning of period	1,152	932

Cash and cash equivalents at end of period	$2,227	$782

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

DRILLING ACTIVITY	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Exploration Wells Drilled

U.S.	9	4	21	10
Canada	35	32	152	131
International	7	—	7	2

Total	51	36	180	143

Exploration Wells Success Rate

U.S.	89%	75%	76%	40%
Canada	100%	97%	93%	92%
International	43%	—	43%	50%

Total	90%	94%	89%	87%

Development Wells Drilled

U.S.	317	231	597	508
Canada	115	110	382	334
International	10	21	19	36

Total	442	362	998	878

Development Wells Success Rate

U.S.	98%	99%	98%	98%
Canada	99%	99%	99%	93%
International	100%	100%	100%	100%

Total	98%	99%	99%	97%

Total Wells Drilled

U.S.	326	235	618	518
Canada	150	142	534	465
International	17	21	26	38

Total	493	398	1,178	1,021

Total Wells Success Rate

U.S.	98%	98%	98%	97%
Canada	99%	99%	97%	93%
International	76%	100%	85%	97%

Total	98%	98%	97%	95%

COMPANY OPERATED RIGS	June 30,
	2005	2004

Number of Company Operated Rigs Running

U.S.	50	47
Canada	9	20
International	2	3

Total	61	70

CAPITAL EXPENDITURES DATA	Quarter Ended	Six Months Ended
(in millions)	June 30, 2005	June 30, 2005

Capital Expenditures

U.S. Onshore	$363	$695
U.S. Offshore	112	218

Total U.S.	475	913
Canada	463	938
International	18	51
Marketing & midstream	22	34
Capitalized general & administrative costs	45	92
Capitalized interest costs	18	37
Other	16	22

Total	$1,057	$2,087

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
Non-GAAP Financial Measure
     The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Cash flow before balance sheet changes is also used by certain securities analysts as a measure Devon’s financial results.

RECONCILIATION TO GAAP INFORMATION	Quarter Ended		Six Months Ended
(in millions)	June 30,		June 30,
	2005	2004	2005	2004

Net Cash Provided By Operating Activities (GAAP)	$997	$1,137	$2,385	$2,360

Changes in assets and liabilities, net of effects of acquisitions of businesses	291	44	(32)	(17)

Cash flow before balance sheet changes (Non-GAAP)	$1,288	$1,181	$2,353	$2,343

     Devon believes that using net debt, defined as debt less cash and the market value of Chevron common stock, for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon believes that because cash can be used to repay indebtedness, netting cash against debt provides a clearer picture of the future demands on cash to repay debt. Included in Devon’s indebtedness are $700 million of debentures exchangeable into 14.2 million shares of Chevron common stock owned outright by Devon. As of June 30, 2005, the market value of the shares ($793 million) exceeded the related debt obligation of $700 million. Since the value of Chevron common stock held by Devon is higher than the debt obligation, Devon believes deducting the market value of the stock provides a clearer picture of future demands on cash to repay debt. This methodology is also utilized by various lenders, rating agencies and securities analysts as a measure of Devon’s indebtedness.

RECONCILIATION TO GAAP INFORMATION
(in millions)	June 30,
	2005	2004

Total debt (GAAP)	$7,523	7,907
Adjustments:
Cash and short-term investments	(2,776)	(1,147)
Market value of Chevron Corporation common stock	(793)	(667)

Net Debt (Non-GAAP)	$3,954	6,093

Total Capitalization

Total debt	$7,523	7,907
Stockholders’ equity	13,299	11,963

Total Capitalization (GAAP)	$20,822	19,870

Adjusted Capitalization

Net debt	$3,954	6,093
Stockholders’ equity	13,299	11,963

Adjusted Capitalization (Non-GAAP)	$17,253	18,056